Filed Pursuant to Rule 424(b)(3)

Registration No. 333-281160

PROSPECTUS SUPPLEMENT NO. 7

(to Prospectus dated August 9, 2024)

STARDUST POWER INC.

Up to 55,190,875 Shares of Common Stock

Up to 10,566,596 Shares of Common Stock Underlying Warrants

Up to 5,566,667 Warrants to Purchase Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated August 9, 2024 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-281160). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock and Warrants are listed on The Nasdaq Global Market (“Nasdaq”) under the symbols “SDST” and “SDSTW,” respectively. On January 7, 2025, the last reported sales price of our Common Stock was $3.79 per share and the last reported sales price of our Warrants was $0.306 per Warrant.

Our Chief Executive Officer, Roshen Pujari (hereinafter, Roshan Pujari) owns a majority of the voting power of our issued and outstanding Common Stock. As a result, we qualify as a “controlled company” within the meaning of the corporate governance standards of Nasdaq.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 8, 2025.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are filing this prospectus supplement to amend and update the “Principal Stockholders” and “Selling Securityholders” tables and the applicable footnotes of the Prospectus to reflect a distribution of an aggregate of 4,000,000 shares of Stardust Power Inc. common stock, par value $0.0001 per share (the “Common Stock”) (of which 1,000,000 shares are subject to earnout conditions and forfeiture pursuant to the Sponsor Letter Agreement) and 5,566,667 Private Placement Warrants (the “Warrants”), from Global Partner Sponsor II LLC (the “Sponsor”), one of the selling securityholders previously identified in the Prospectus, to individuals and entities affiliated with the Sponsor. This prospectus supplement is not increasing the number of shares of Common Stock or Warrants being offered under the Prospectus, but only reflecting the transfer of previously registered Common Stock and Warrants.

COVER PAGE OF THE PROSPECTUS

Directly following clause (ii) of the second paragraph on the cover page of the Prospectus, the below language shall be inserted:

On December 27, 2024, 4,000,000 shares of Common Stock (of which 1,000,000 shares are subject to earnout conditions and forfeiture pursuant to the Sponsor Letter Agreement), and 5,566,667 Private Placement Warrants, were distributed by the Sponsor to individuals and entities affiliated with the Sponsor.

PRINCIPAL STOCKHOLDERS

The information in the table that appears under the caption “Principal Stockholders” on page 109 of the Prospectus is modified by replacing the previous corresponding rows in the table, as well as the corresponding footnotes, with the information below.

Applicable percentages are based on (i) 47,994,680 shares of Common Stock and (ii) 10,430,800 shares of Common Stock underlying the Warrants for a total of 58,425,480 shares of Common Stock as of January 6, 2025, adjusted as required by rules promulgated by the SEC.

Number of Shares	% of Class
Name of Beneficial Owners	Number of Shares	% of Class
Five percent holders:
Endurance Antarctica Partners II, LLC(1)	4,845,097	9.79%
Roshan Pujari(2)	29,332,373	61.11%
Pablo Cortegoso(3)	4,602,239	9.58%
Total Beneficial Owners	38,779,709	78.44%
Directors and Named Executive Officers
Roshan Pujari(2)	29,332,373	61.11%
Udaychandra Devasper(3)	-	-
Pablo Cortegoso(3)	4,602,239	9.58%
Mark Rankin(3)	809,994	1.68%
Martyn Buttenshaw(3)	-	-
Sudhindra Kankanwadi(3)	-	-
Michael Earl Cornett Sr.(3)	-	-
Anupam Agarwal(3)	690,336	1.43%
Charlotte Nangolo(3)	460,224	0.95%
Total Directors and Executive Officers	35,895,166	74.79%

*Less than 1%

(1)	Antarctica Endurance Manager, LLC, is the general partner of Endurance Antarctica Partners II, LLC. Voting and investment decisions with respect to the reported securities are made by a majority vote of three managers. Includes 850,001 shares of Common Stock subject to vesting based on earnout conditions and 1,445,094 shares of Common Stock underlying Warrants but does not include Common Stock underlying 3,286,574 Warrants held by Endurance Antarctica Partners II, LLC because the amounts and percentages reported in the “Principal Stockholders” section give effect to an exercise limitation such that the amount of shares of Common Stock beneficially owned by Endurance Antarctica Partners II, LLC upon exercise of Warrants cannot exceed 9.8% of the outstanding shares of Common Stock.
(2)	This amount includes 11,505,599 shares of Common Stock held directly by Roshan Pujari, 4,652,864 shares of Common Stock held by Energy Transition Investors LLC, 10,872,790 shares of Common Stock held by 7636 Holdings LLC, 1,840,896 shares of Common Stock held by VIKASA Clean Energy I LP, and 460,224 shares of Common Stock held by Roshan Pujari’s spouse, Maggie Clayton. The business address of Energy Transition Investors LLC, 7636 Holdings LLC and VIKASA Clean Energy I LP is 6608 N Western Avenue, 466, Nichols Hills, OK 73116. The business address of Mr. Pujari and Ms. Clayton is 15 E. Putnam Avenue, #139, Greenwich, CT, 06830.
(3)	Unless otherwise noted, the business address of each of our executive officers and directors is 15 E. Putnam Ave, #139, Greenwich, CT 06830.

SELLING SECURITYHOLDERS

The information in the table that appears under the caption “Selling Securityholders” on pages 110 through 112 of the Prospectus is modified by replacing the previous table rows for the below entities and individuals, as well as the corresponding footnotes, with the information below.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owed Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Roshan Pujari(1)	29,332,373	29,332,373	-	-	-	-	-	-
Pablo Cortegoso(2)	4,602,239	4,602,239	-	-	-	-	-	-
Udaychandra Devasper(3)	989,481	989,481	-	-	-	-	-	-
Mark Rankin(4)	809,994	809,994	-	-	-	-	-	-
Anupam Agarwal(5)	690,336	690,336	-	-	-	-	-	-
Charlotte Nangolo(6)	460,224	460,224	-	-	-	-	-	-
American Investor Group Direct, LLC(7)	926,906	926,906	-	-	-	-	-	-
Joseph Donahue(8)	5,348	5,348	-	-	-	-	-	-
Donald Thompson(9)	2,674	2,674	-	-	-	-	-	-
LMR Multi-Strategy Master Fund Limited(10)	8,500	8,500	-	-	-	-	-	-
LMR CCSA Master Fund Limited(10)	8,500	8,500	-	-	-	-	-	-
Atlas Merchant Capital SPAC Fund I LP(11)	17,000	17,000	-	-	-	-	-	-
Sandia Investment Management LP(12)	16,426	16,426	-	-	-	-	-	-
Charles Egas(13)	9,204	9,204	-	-	-	-	-	-
Dane Walin(14)	6,903	6,903	-	-	-	-	-	-
Heather Farley(15)	92,045	92,045	-	-	-	-	-	-
Keoni Grundhauser(16)	9,204	9,204	-	-	-	-	-	-
Tyler Coons(17)	55,227	55,227	-	-	-	-	-	-
Eric S. Carnell(18)	92,045	92,045	-	-	-	-	-	-
Edward Johnson Edwards(19)	230,112	230,112	-	-	-	-	-	-
John Riesenberg(20)	460,224	460,224	-	-	-	-	-	-
Michael Thompson(21)	230,112	230,112	-	-	-	-	-	-
William Tates(22)	345,168	345,168	-	-	-	-	-	-
Abi Adeoti(23)	102,630	102,630	-	-	-	-	-	-
Rainbolt Family Foundation(24)	230,112	230,112	-	-	-	-	-	-
Pristine Services LLC(25)	18,409	18,409	-	-	-	-	-	-
Red Alps Worldwide Inc.(26)	2,452,994	2,452,994	-	-	-	-	-	-
American Investor Group LLC(27)	1,270,218	1,270,218	-	-	-	-	-	-
Shohaib K Sumar(28)	24,497	24,497	-	-	-	-	-	-
Emily C Anderson(29)	6,124	6,124	-	-	-	-	-	-
Dave Hahn(30)	6,124	6,124	-	-	-	-	-	-
Michele Circelli(31)	690,336	690,336	-	-	-	-	-	-
Randal Harris(32)	345,168	345,168	-	-	-	-	-	-
Adam L. Gray Revocable Trust U/A/D 10/5/2006(33)	39,717	39,717	-	-	55,382	55,382	-	-
Christopher Shackelton(34)	39,717	39,717	-	-	55,382	55,382	-	-
John Ripley MG Trust(35)	22,449	22,449	-	-	31,199	31,199	-	-
Paul Zepf(36)	279,504	279,504	-	-	404,688	404,688	-	-
Pemdore Capital LLC(37)	7,777	7,777	-	-	10,802	10,802	-	-
Tomahawk International Holding Limited(38)	12,431	12,431	-	-	17,285	17,285	-	-
James McCann(39)	8,137	8,137	-	-	11,321	11,321	-	-
APSFAM Trust(40)	7,156	7,156	-	-	9,939	9,939	-	-
Gary DiCamillo(41)	13,374	13,374	-	-	18,633	18,633	-	-
Neal D Goldman Trust(42)	5,725	5,725	-	-	7,951	7,951	-	-
Michael Johnston(43)	5,725	5,725	-	-	7,951	7,951	-	-
William David Brining(44)	5,152	5,152	-	-	7,156	7,156	-	-
Zepf 1999 Descendants’ Trust(45)	25,548	25,548	-	-	38,572	38,572	-	-
Pano Anthos(46)	16,667	16,667	-	-	23,041	23,041	-	-
Lawrence Turnbull(47)	2,576	2,576	-	-	3,578	3,578	-	-
Jeffrey Weiss(48)	716	716	-	-	994	994	-	-
Christopher Murphy(49)	2,072	2,072	-	-	2,888	2,888	-	-
David Shackelton(50)	2,072	2,072	-	-	2,888	2,888	-	-
Chivonne Cassar(51)	1,985	1,985	-	-	2,769	2,769	-	-
Ashley Cousins(52)	1,985	1,985	-	-	2,769	2,769	-	-
Joseph Megibow(53)	716	716	-	-	994	994	-	-
David Apseloff(54)	7,734	7,734	-	-	-	-	-	-
Claudia Hollingsworth(55)	9,079	9,079	-	-	12,670	12,670	-	-
Pamarona Investments Limited(56)	2,576	2,576	-	-	3,578	3,578	-	-
AMRO Holdings Limited(57)	2,576	2,576	-	-	3,578	3,578	-	-
Mark Drever(58)	2,863	2,863	-	-	3,976	3,976	-	-
William Kerr(59)	21,960	21,960	-	-	30,560	30,560	-	-
CDG Management, LLC(60)	29,884	29,884	-	-	41,505	41,505	-	-
David Chamberlain Family Trust(61)	5,725	5,725	-	-	7,951	7,951	-	-
Endurance Antarctica Partners II, LLC(62)	3,400,003	3,400,003	-	-	4,731,668	4,731,668	-	-
Inspira Financial Trust, LLC Custodian FBO Josh Levinson IRA# 9921473(63)	4,359	4,359	-	-	6,054	6,054	-	-
Terry Pearce(64)	6,440	6,440	-	-	8,945	8,945	-	-
Sydney Zepf(65)	5,600	5,600	-	-	-	-	-	-

*less than 1%

(1)	Consists of (i) 11,505,598 shares of Common Stock held directly by Roshan Pujari, (ii) 4,652,864 shares of Common Stock directly held by Energy Transition Investors LLC, (iii) 10,872,790 shares of Common Stock directly held by 7636 Holdings LLC, (iv) 1,840,896 shares of Common Stock directly held by VIKASA Clean Energy I LP, and (v) 460,224 shares of Common Stock directly held by Maggie Clayton. Mr. Pujari has investment and dispositive power over the shares. Mr. Pujari may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of Energy Transition Investors LLC, 7636 Holdings LLC and VIKASA Clean Energy I LP is 6608 N Western Avenue, 466, Nichols Hills, Oklahoma 73116. The business address of Mr. Pujari and Ms. Clayton is 15 E. Putnam Avenue, #139, Greenwich, Connecticut, 06830.

(2)	Consists of 4,602,239 shares of Common Stock held by Pablo Cortegoso, a U.S. citizen. The address of Mr. Cortegoso is 1312 17th Street, STE 1208 Denver, CO 80202.
(3)	Stardust Power granted Udaychandra Devasper an RSU award for 215,000 shares of Stardust Power Common Stock prior to the Business Combination, which converted on an approximate ratio of 4.602 to 989,481 shares of Common Stock after the Business Combination. These shares vest quarterly over a 3-year term and are subject to a liquidity event condition as well.
(4)	Mark Rankin beneficially owns 809,994 shares held by VKK Holdings LLC.
(5)	Consists of 690,336 shares of Common Stock held by Anupam Agarwal, a citizen of India. The address of Mr. Agarwal is Flat 2404, B Wing, Gemini, Hiranandani Meadows, Pokran Road, HDFC Bank, Thane West, Mumbai, India 4000610.
(6)	Consists of 460,224 shares of Common Stock held by Charlotte Nangolo, an Australian citizen. The address of Ms. Nangolo is Level 3, 1/1139 Hay Street, West Perth, Australia 06005.
(7)	Consists of 926,906 shares of Common Stock held by American Investor Group Direct, LLC (“AIGD”). Udhaya Varadharajan is the managing member of AIGD and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of AIGD and Mr. Varadharajan is 1675 South State Street STE B Dover, Delaware 19901.
(8)	Consists of 5,348 shares of Common Stock held by Joseph Donahue, a U.S. citizen. The address of Mr. Donahue is 99 Linden Avenue, Atherton, California 94027.
(9)	Consists of 2,674 shares of Common Stock held by Donald Thompson, a U.S. citizen. The address of Mr. Thompson is 3245 W. Park Place, Oklahoma City, Oklahoma 73107.
(10)	Consists of 8,500 shares of Common Stock held by LMR Multi-Strategy Master Fund Limited and 8,500 shares of Common Stock held by LMR CCSA Master Fund Limited (collectively, “LMR”). LMR is deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of LMR is 9th Floor, Devonshire House, 1 Mayfair Place, London, United Kingdom W1J8AJ.
(11)	Consists of 17,000 shares of Common Stock held by Atlas Merchant Capital SPAC Fund I, LP (“Atlas”). Len Ellis is the investment manager of Atlas and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of Atlas and Mr. Ellis is 477 Madison Ave., 22nd Floor New York, New York 10022.
(12)	Consists of 16,426 Common Stock allocated to investors managed by Sandia Investment Management LP (“Sandia”). Sandia Investment Management LLC is the general partner of Sandia. Tim Sichler serves as Founder & CIO of the general partner of Sandia, and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of these entities and Mr. Sichler is 201 Washington Street, Boston, Massachusetts 02108.
(13)	Consists of 9,204 shares of Common Stock held by Charles Egas, a U.S. citizen. The address of Mr. Egas is 6941 Forest Tree Lane Oklahoma City, Oklahoma 73150.
(14)	Consists of 6,903 shares of Common Stock held by Dane Walin, a U.S. citizen. The address of Mr. Walin is 1101 Auwaha Place, Haiku, Hawaii 96708.
(15)	Consists of 92,045 shares of Common Stock held by Heather Farley, a U.S. citizen. The address of Ms. Farley is 1218 NW 46th St., Oklahoma City, Oklahoma, 73118.

(16)	Consists of 9,204 shares of Common Stock held by Keoni Grundhauser, a U.S. citizen. The address of Ms. Grundhauser is 462 Mauna Place, Kula, Hawaii 96790.
(17)	Consists of 55,227 shares of Common Stock held by Tyler Coons, a U.S. citizen. The address of Mr. Coons is 1121 Puna Kea Loop, Lahaina, Hawaii 96761.
(18)	Consists of 92,045 shares of Common Stock held in the name Eric Carnell, a U.S. citizen, of which 25,575 shares are in process of repurchase. The address of Mr. Carnell is 4533 48th Avenue South, Seattle, WA 98118.
(19)	Consists of 230,112 shares of Common Stock held in the name of Edward Johnson Edwards, a U.S. citizen, all of which are in process of repurchase. The address of Mr. Edwards is 1424 Highland Park Blvd #1102, Oklahoma City, Oklahoma 73114.
(20)	Consists of 460,224 shares of Common Stock held by John Riesenberg, a U.S. citizen. The address of Mr. Riesenberg is 2128 NW 26th Street, Oklahoma City, Oklahoma 73107.
(21)	Consists of 230,112 shares of Common Stock held by Michael Thompson, a U.S. citizen. The address of Mr. Thompson is 3245 W. Park Place, Oklahoma City, Oklahoma 73107.
(22)	Consists of 345,168 shares of Common Stock held by William Tates, a U.S. citizen. The address of Mr. Tates is 9411 Mount Logan Missouri City, Texas 77459.
(23)	Consists of 102,630 shares of Common Stock held by Abi Adeoti, a U.S. citizen. The address of Mr. Adeoti is 3166 Cortina Drive Pittsburg, California 94565.
(24)	Consists of 230,112 shares of Common Stock held by Rainbolt Family Foundation (“Rainbolt”). H.E. Rainbolt is the president of Rainbolt and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of Rainbolt and Mr. Rainbolt is P.O. Box 26788 Oklahoma City, Oklahoma 73126.
(25)	Consists of 18,409 shares of Common Stock held by Pristine Services LLC (“Pristine”). George Graham is the managing member of Pristine and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of Pristine is 5708 Braniff Drive, Oklahoma City, Oklahoma 73105.
(26)	Consists of 2,452,994 shares of Common Stock held by Red Alps Worldwide Inc. (“Red Alps”). Portcullis TrustNet Chambers (BVI) Limited is the General Partner of Red Alps. Shankar Varadharajan is a director of Portcullis TrustNet Chambers (BVI) Limited and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of Red Alps and Mr. Varadharajan is Portcullis TrustNet Chambers, 4th Floor, Skelton Building, 3027 Sir Fran. Dr. Hwy Road Town, USVI VG1110.
(27)	Consists of 1,270,218 shares of Common Stock held by American Investor Group, LLC (“AIG”). Randall Buttram is the managing member of AIG and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of AIG and Mr. Buttram is 1675 South State Street STE B Dover, Delaware 19901.
(28)	Consists of 24,497 shares of Common Stock held by Shohaib K. Sumar, a U.S. citizen. The address of Mr. Sumar is 13100 Rock Canyon Road, Oklahoma City, Oklahoma 73142.
(29)	Consists of 6,124 shares of Common Stock held by Emily C. Anderson, a U.S. citizen. The address of Ms. Anderson is 4807 Pin Oak Park, #3311 Houston, Texas 77081.
(30)	Consists of 6,124 shares of Common Stock held by David Hahn, a U.S. citizen. The address of Mr. Hahn is 84 Cognewaugh Road, Cos Cob, Connecticut 06807.
(31)	Consists of 690,336 shares of Common Stock held by Michele Circelli, a Canadian citizen. The address of Mr. Circelli is 600 South Dixie Hwy #833, West Palm Beach, Florida 44301. Stardust Power also granted Mr. Circelli an RSU award for 150,000 shares of Stardust Power Common Stock prior to the Business Combination, which converted on an approximate ratio of 4.602 to 690,336 shares of Common Stock after the Business Combination. These shares vest quarterly over a 4-year term and are subject to a liquidity event condition as well.
(32)	Consists of 345,168 shares of Common Stock held by Randal Harris, a U.S. citizen. The address of Mr. Harris is 1606 Claire Creek Court, Katy, Texas 77494. Stardust Power also granted Mr. Harris an RSU award for 75,000 shares of Stardust Power Common Stock prior to the Business Combination, which converted on an approximate ratio of 4.602 to 345,168 shares of Common Stock after the Business Combination. These shares vest quarterly over a 4-year term and are subject to a liquidity event condition as well.
(33)	The shares include (i) 39,717 shares of Common Stock as distributed by the Sponsor and (ii) 55,382 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Adam Gray, as Trustee of the Adam L. Gray Revocable Trust U/A/D 10/5/2006, has in such capacity voting power and investment power with respect to the shares held by the Adam L. Gray Revocable Trust U/A/D 10/5/2006.
(34)	The shares include (i) 39,717 shares of Common Stock as distributed by the Sponsor and (ii) 55,382 shares of Common Stock underlying the Warrants as distributed by the Sponsor.

(35)	The shares include (i) 22,449 shares of Common Stock as distributed by the Sponsor and (ii) 31,199 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Barbara J. Ripley, as Co-Trustee and Investment Advisor of the John Ripley MG Trust, has in such capacity voting power and investment power with respect to the shares held by the John Ripley MG Trust.
(36)	The shares include (i) 279,504 shares of Common Stock as distributed by the Sponsor and (ii) 404,688 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(37)	The shares include (i) 7,777 shares of Common Stock as distributed by the Sponsor and (ii) 10,802 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Josh Levinson, as Manager of Pemdore Capital LLC, has in such capacity voting power and investment power with respect to the shares held by Pemdore Capital LLC.
(38)	The shares include (i) 12,431 shares of Common Stock as distributed by the Sponsor and (ii) 17,285 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Andrew Cook, as CEO and Director of Tomahawk International Holding Limited, has in such capacity voting power and investment power with respect to the shares held by Tomahawk International Holding Limited.
(39)	The shares include (i) 8,137 shares of Common Stock as distributed by the Sponsor and (ii) 11,321 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(40)	The shares include (i) 7,156 shares of Common Stock as distributed by the Sponsor and (ii) 9,939 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Sharon S. Apseloff, as Trustee of the APSFAM Trust, has in such capacity voting power and investment power with respect to the shares held by the APSFAM Trust.
(41)	The shares include (i) 13,374 shares of Common Stock as distributed by the Sponsor and (ii) 18,633 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(42)	The shares include (i) 5,725 shares of Common Stock as distributed by the Sponsor and (ii) 7,951 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Neal Goldman, as Trustee of the Neal D Goldman Trust, has in such capacity voting power and investment power with respect to the shares held by the Neal D Goldman Trust.
(43)	The shares include (i) 5,725 shares of Common Stock as distributed by the Sponsor and (ii) 7,951 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(44)	The shares include (i) 5,152 shares of Common Stock as distributed by the Sponsor and (ii) 7,156 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(45)	The shares include (i) 25,548 shares of Common Stock as distributed by the Sponsor and (ii) 38,572 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Daniel Zepf, as Trustee of the Zepf 1999 Descendants’ Trust, has in such capacity voting power and investment power with respect to the shares held by the Zepf 1999 Descendants’ Trust.
(46)	The shares include (i) 16,667 shares of Common Stock as distributed by the Sponsor and (ii) 23,041 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(47)	The shares include (i) 2,576 shares of Common Stock as distributed by the Sponsor and (ii) 3,578 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(48)	The shares include (i) 716 shares of Common Stock as distributed by the Sponsor and (ii) 994 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(49)	The shares include (i) 2,072 shares of Common Stock as distributed by the Sponsor and (ii) 2,888 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(50)	The shares include (i) 2,072 shares of Common Stock as distributed by the Sponsor and (ii) 2,888 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(51)	The shares include (i) 1,985 shares of Common Stock as distributed by the Sponsor and (ii) 2,769 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(52)	The shares include (i) 1,985 shares of Common Stock as distributed by the Sponsor and (ii) 2,769 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(53)	The shares include (i) 716 shares of Common Stock as distributed by the Sponsor and (ii) 994 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(54)	The shares include 7,734 shares of Common Stock as distributed by the Sponsor.
(55)	The shares include (i) 9,079 shares of Common Stock as distributed by the Sponsor and (ii) 12,670 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(56)	The shares include (i) 2,576 shares of Common Stock as distributed by the Sponsor and (ii) 3,578 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Pamarona Investments Limited is controlled by Roger Thompson and Nancy Thompson. As a result, each of Pamarona Investments Limited, Roger Thompson and Nancy Thompson could be deemed to share voting control and investment power over the shares held by Pamarona Investments Limited.

(57)	The shares include (i) 2,576 shares of Common Stock as distributed by the Sponsor and (ii) 3,578 shares of Common Stock underlying the Warrants as distributed by the Sponsor. AMRO Holdings Limited is controlled by Robin Mehta and Amber Mehta. As a result, each of AMRO Holdings Limited, Robin Mehta and Amber Mehta could be deemed to share voting control and investment power over the shares held by AMRO Holdings Limited.
(58)	The shares include (i) 2,863 shares of Common Stock as distributed by the Sponsor and (ii) 3,976 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(59)	The shares include (i) 21,960 shares of Common Stock as distributed by the Sponsor and (ii) 30,560 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(60)	The shares include (i) 29,884 shares of Common Stock as distributed by the Sponsor and (ii) 41,505 shares of Common Stock underlying the Warrants as distributed by the Sponsor. David B. Golub, as Manager of CDG Management, LLC, has in such capacity voting power and investment power with respect to the shares held by CDG Management, LLC.
(61)	The shares include (i) 5,725 shares of Common Stock as distributed by the Sponsor and (ii) 7,951 shares of Common Stock underlying the Warrants as distributed by the Sponsor. The David Chamberlain Family Trust is controlled by David M. Chamberlain and Karin M. Chamberlain. As a result, each of the David Chamberlain Family Trust, David M. Chamberlain and Karin M. Chamberlain could be deemed to share voting control and investment power over the shares held by the David Chamberlain Family Trust.
(62)	The shares include (i) 3,400,003 shares of Common Stock as distributed by the Sponsor and (ii) 4,731,668 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Endurance Antarctica Partners II, LLC is prohibited, subject to certain exceptions, from exercising the Warrants to the extent that after giving effect to such exercise, Endurance Antarctica Partners II, LLC and its affiliates would beneficially own in excess of 9.8% (subject to increase or decrease upon 61 days’ written notice to the Company) of the total number of shares of Common Stock outstanding immediately after giving effect to such exercise. Antarctica Endurance Manager, LLC, is the general partner of Endurance Antarctica Partners II, LLC. Voting and investment decisions with respect to the reported securities are made by a majority vote of three managers.
(63)	The shares include (i) 4,359 shares of Common Stock as distributed by the Sponsor and (ii) 6,054 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Josh Levinson, as owner of the Inspira Financial Trust, LLC Custodian FBO Josh Levinson IRA# 9921473, has in such capacity voting power and investment power with respect to the shares held by the Inspira Financial Trust, LLC Custodian FBO Josh Levinson IRA# 9921473.
(64)	The shares include (i) 6,440 shares of Common Stock as distributed by the Sponsor and (ii) 8,945 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(65)	The shares include 5,600 shares of Common Stock as distributed by the Sponsor.